UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 17, 2011

Resource Real Estate Opportunity REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 000-54369

Maryland	27-0331816
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Commerce Square, 2005 Market Street, 15th Floor, Philadelphia, PA 19103

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address , if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The information required by Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 17, 2011, Resource Real Estate Opportunity REIT, Inc. (the “Company”), through a wholly owned subsidiary, purchased, at a discount, a non-performing promissory note (the “Note”), secured by a first priority mortgage on a multifamily rental apartment community, from an unaffiliated seller, JPMorgan Chase Bank. The contract purchase price for the Note was $12.0 million, excluding closing costs, and was funded with the proceeds from a $1.35 million loan from a related-party (described below under Item 2.03) and $10.65 million of proceeds from the Company’s ongoing public offering. The contract purchase price was approximately 79.4% of the $15.1 million outstanding principal balance of the Note (as of June 13, 2011). The Note was originated in June 2007 in the original principal amount of $13.8 million. The borrowers, Brookside Iroquois, LLC and GJBH Iroquois, LLC, as tenants in common (the “Borrowers”), have been in monetary default since September 2010.

The Note is secured by a mortgage (the “Mortgage”) encumbering the Iroquois Apartments (“Iroquois”), a 133-unit apartment community located in Philadelphia, Pennsylvania which was constructed in 1961. Iroquois is a 13-story building that, in addition to its apartment units, contains five commercial spaces, two of which are occupied, and a number of antennae on the roof that generate additional income. Iroquois offers tenants amenities including a parking garage, washer/dryer hookups and city views. The purchase price represents a 58.9% discount to the Company’s estimate of the replacement cost of the building if built today.

Iroquois is located directly off of City Avenue in Philadelphia, in close proximity to both St. Joseph’s University and the Philadelphia College of Osteopathic Medicine. Iroquois is located approximately one mile from the intersection of City Avenue and I-76, a major east-west thoroughfare between Philadelphia and its suburbs, and is surrounded by a large concentration of retail and office space.

The Borrowers are not affiliated with the Company or its advisor. The Company’s plans with respect to the Note include, but are not limited to, restructuring the loan, negotiating a discounted payoff of the Note with the Borrower, selling the Note or foreclosing on the property securing the loan. As of June 13, 2011, the outstanding loan balance on the Note was approximately $15.1 million, including all unpaid interest and late fees.

Item 2.03. Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 17, 2011, the Company entered into a $1.35 million bridge loan (the “Bridge Loan”) with its advisor. The Company used the proceeds of the Bridge Loan to partially finance the acquisition of the Note. The Bridge Loan is scheduled to mature on December 17, 2011, at which point the outstanding balance of the principal and all accrued and unpaid interest will be due and payable.

The Bridge loan incurs interest at an annual rate of 6.5%. The Company has the right to prepay the Bridge Loan at any time in whole or in part without premium or penalty. The Bridge Loan is secured by all of the Company’s rights and interests under the Note.

The Bridge Loan requires the Company to comply with certain affirmative and negative covenants. The Company is currently in compliance with all such covenants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

Dated: June 21, 2011	By:	/s/ Alan F. Feldman
Alan F. Feldman Chief Executive Officer (Principal Executive Officer)